EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Michael Polyviou/Robert Jones (212) 850-6020; (646) 201-5447 mpolyviou@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports Fiscal 2014 Third Quarter Financial Results

●	Net sales increase 8% over prior year to $88.2 million

●	GAAP income per share of $0.14; Non-GAAP adjusted net income, excluding amortization, of $0.16 per share

●	Adjusted EBITDA of $14.6 million

●	Company’s revenue guidance to $351 million- $355 million for FY14; Adjusted EPS, excluding amortization, of $0.60-$0.63

ALBANY, N.Y., (April 9, 2014) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2014 third quarter ended February 28, 2014.

“Our strong top line performance marks the fourth consecutive quarter of improved sales results, reflecting continued market acceptance of our innovative products and solid execution by our global sales team. The 8% revenue increase was driven by double-digit sales growth in our Peripheral Vascular and Oncology/Surgery businesses of 11% and 15%, respectively, and a significant turnaround in Vascular Access, which grew 3% over last year’s comparable quarter and 7% from the prior quarter. The improvement in our Vascular Access business demonstrates the effectiveness of the BioFlo technology which now accounts for 40% of our global PICC revenue,” said Joseph M. DeVivo, President and Chief Executive Officer. “With the recent FDA clearance of the DuraMax Dialysis Catheter with BioFlo – the third U.S. clearance of a BioFlo product line – we expect further adoption of this technology as its clinical value becomes widely accepted. As our other key growth drivers, including the AngioVac Cannula & Circuit in our Peripheral Vascular business, and the Acculis microwave system in our Oncology/Surgery business, make a more significant contribution to overall revenue, we anticipate improved margin profile over time leading to improved profitability.”

Q3 FY14 Financial Results

Net sales of $88.2 million were up 8% compared with last year’s third quarter net sales of $81.6 million. Excluding the planned wind-down of the supply agreement with Boston Scientific (BSC), third quarter sales were up 9% to $86.6 million compared to $79.5 million in last year’s third quarter. The following sales comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the third quarter increased 11% to $47.4 million compared to $42.6 million in the prior year period. Vascular Access net sales increased 3% to $27.3 million compared to $26.4 million in the year ago quarter. Oncology/Surgery net sales of $12 million increased 15% compared to the year ago quarter. U.S. net sales increased 10% to $69.9 million from $63.8 million in the prior year period, and International net sales were up 7% at $16.8 million compared to a year ago.

The Company’s net income in the third quarter was $5.1 million, or $0.14 per share, compared to a net loss of $1 million, or $0.03 per share, in the prior year period. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income excluding amortization for intangible assets was $5.6 million, or $0.16 per share, for the third quarter of fiscal year 2014 compared to net income of $5.5 million, or $0.16 per share, for the year ago quarter.

Third quarter EBITDA was $14 million, or $0.39 per share, compared to EBITDA of $6.5 million, or $0.18 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $14.6 million, or $0.41 per share, compared to $13.7 million, or $0.39 per share, in the year ago period.

At February 28, 2014, cash and investments were $9.2 million and debt was $138.9 million.

Recent Operational Highlights

•
The U.S. Food and Drug Administration (FDA) cleared an expanded indication for the Company’s AngioVac cannula for venous drainage during extracorporeal bypass for up to six hours to include removal of fresh, soft thrombi or emboli.  The expanded clearance makes AngioVac a more powerful tool for physicians in the U.S., where an estimated 1 million people are affected by venous thromboembolic disease (VTE).

•
The Company received 510(k) clearance for its BioFlo DuraMax chronic hemodialysis catheter – the third U.S. clearance of a BioFlo product line in the Company’s Vascular Access business. The Company expects a commercial launch in the fourth quarter of fiscal year 2014.

•
The Company executed an agreement with Medcomp and its development partner to acquire regulatory control over the Celerity tip-location platform, as well as access to next-generation product introductions.

•
Enrollment of the first patient in a clinical study at Duke University to evaluate the feasibility and short-term safety and effectiveness of the NanoKnife system in the ablation of focal prostate cancer occurred. The prospective, non-randomized pilot study will enroll six patients who meet a low risk prostate cancer criteria defined by this protocol. The primary objective will be to evaluate procedural and short-term post-treatment safety of the NanoKnife system via incidence of adverse events and evaluation of effect on urologic (urinary and erectile) function.

•	The Company was awarded $74.9 million in damages based on AngioDynamics’ claims against biolitec AG, Biomed Technology Holdings Limited and Wolfgang Neuberger.
•
The Company completed the creation of its Distribution Center of Excellence in Queensbury, representing a major milestone in its Company-wide operational excellence program designed to save $15 million to $18 million during the course of the next three years.

•
AngioDynamics’ new Oracle-based business system was launched, unifying the Company under a single ERP system, and completing one of the final and most visible steps to completing the integration of AngioDynamics and Navilyst Medical.

Nine Months Financial Results

For the nine months ended February 28, 2014, net sales were $260.4 million, a 3% increase compared to net sales of $252 million reported a year ago. The Company’s net income was $4.6 million, or $0.13 per share, compared to net income of $0.3 million, or $0.01 per share, reported a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income excluding amortization for intangible assets was $14.7 million, or $0.41 per share, compared to net income of $17.5 million, or $0.50 per share, a year ago. EBITDA was $29.1 million, or $0.83 per share, compared to EBITDA of $24.4 million, or $0.69 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $38.6 million, or $1.09 per share, compared to $43.3 million, or $1.23 per share, in the year ago period.

Fiscal 2014 Guidance

“Our net sales increase in the third quarter included one additional selling day, which benefitted our top line by approximately 2%.  Given our strong sales performance in the first nine months of fiscal 2014, we are raising our fiscal year 2014 sales guidance to a range of $351 million to $355 million,” said Mark Frost, Executive Vice President and Chief Financial Officer. “We are also revising our fiscal year 2014 expectation for adjusted EPS without amortization to a range of $0.60 to $0.63 due to our current product and geographic mix, as well as unanticipated costs related to the recent Medcomp agreement.”

“As a result of the updated fiscal year 2014 guidance, we anticipate revenue to range from $91 million to $95 million in the fiscal fourth quarter, up to 6% at the top end and 8% on an average daily sales basis, and adjusted EPS without amortization is expected to be in the range of $0.18-$0.21,” Mr. Frost concluded.

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its third quarter results. To participate in the live call, please dial 1-877-941-0844. In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported EBITDA (income before interest, taxes, depreciation and amortization), adjusted EBITDA, adjusted net income, excluding amortization, and adjusted earnings per share, excluding amortization. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, Acculis, AngioVac, BioFlo DuraMax and NanoKnife are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. Celerity is a trademark and/or registered trademark of Medcomp Inc.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2013. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net sales	$88,195	$81,571	$260,390	$251,994
Cost of sales
Acquired inventory step-up	75	400	150	3,845
Quality call to action	-	38	-	850
Other cost of sales	42,485	39,932	127,193	122,552
Total cost of sales	42,560	40,370	127,343	127,247
Gross profit	45,635	41,201	133,047	124,747
% of net sales	51.7%	50.5%	51.1%	49.5%

Operating expenses
Research and development	7,045	5,793	20,757	19,881
Sales and marketing	20,700	18,520	61,736	55,734
General and administrative	6,231	6,046	19,082	19,854
Amortization of intangibles	4,248	4,314	12,871	11,961
Medical device tax	980	683	2,955	683
Change in fair value of contingent consideration	(4,154)	630	(2,481)	827
Acquisition and other non-recurring	3,016	5,157	7,697	9,943
Total operating expenses	38,066	41,143	122,617	118,883
Operating income	7,569	58	10,430	5,864
Other income (expense), net	(1,985)	(1,879)	(5,580)	(5,707)
Income (loss) before income taxes	5,584	(1,821)	4,850	157
Provision for (benefit from) income taxes	476	(829)	267	(99)
Net income (loss)	$5,108	$(992)	$4,583	$256

Earnings (loss) per common share
Basic	$0.15	$(0.03)	$0.13	$0.01
Diluted	$0.14	$(0.03)	$0.13	$0.01

Weighted average common shares
Basic	35,184	34,834	35,088	34,787
Diluted	35,704	34,834	35,372	35,315

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$5,108	$(992)	$4,583	$256

After tax:
Acquisition and other non-recurring (1)	2,176	3,111	5,208	6,158
Quality Call to Action Program (2)	-	24	-	540
Inventory step-up (3)	48	254	95	2,442
Contingent earn out valuation (4)	(4,461)	400	(3,398)	525
Amortization of intangibles	2,698	2,739	8,173	7,596
Adjusted net income excluding amortization	$5,569	$5,536	$14,661	$17,516

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Diluted earnings (loss) per share	$0.14	$(0.03)	$0.13	$0.01

After tax:
Acquisition and other non-recurring (1)	0.06	0.09	0.15	0.17
Quality Call to Action Program (2)	0.00	0.00	0.00	0.02
Inventory step-up (3)	0.00	0.01	0.00	0.07
Contingent earn out valuation (4)	(0.12)	0.01	(0.10)	0.01
Amortization of intangibles	0.08	0.08	0.23	0.22
Adjusted diluted earnings per share excluding amortization	$0.16	$0.16	$0.41	$0.50

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidations.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$5,108	$(992)	$4,583	$256

Provision for (benefit from) income taxes	476	(829)	267	(99)
Other income (expense), net	1,985	1,879	5,580	5,707
Amortization of intangibles	4,248	4,314	12,871	11,961
Depreciation	2,227	2,096	5,889	6,610
EBITDA	14,044	6,468	29,190	24,435

Acquisition and other non-recurring (1)	3,016	5,157	7,697	9,943
Stock-based compensation	1,599	997	4,022	3,372
Quality Call to Action Program (2)	-	38	-	850
Inventory step-up (3)	75	400	150	3,845
Contingent earn out revaluation (4)	(4,154)	630	(2,481)	827
Adjusted EBITDA	$14,580	$13,690	$38,578	$43,272

EBITDA per common share
Basic	$0.40	$0.19	$0.83	$0.70
Assumes Diluted	$0.39	$0.18	$0.83	$0.69

Adjusted EBITDA per common share
Basic	$0.41	$0.39	$1.10	$1.24
Assumes Diluted	$0.41	$0.39	$1.09	$1.23

Reconciliation of Operating Income to non-GAAP Adjusted Operating Income:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Operating income (loss)	$7,569	$58	$10,430	$5,864

Acquisition and other non-recurring (1)	3,016	5,157	7,697	9,943
Quality Call to Action Program (2)	-	38	-	850
Inventory step-up (3)	75	400	150	3,845
Contingent earn out revaluation (4)	(4,154)	630	(2,481)	827
Amortization of intangibles	4,248	4,314	12,871	11,961
Adjusted Operating income	$10,754	$10,597	$28,667	$33,290

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidations.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)			Nine months ended (b)
	Feb 28,	Feb 28,	%	Feb 28,	Feb 28,	%
	2014	2013	Growth	2014	2013	Growth

Net Sales by Product Category
Peripheral Vascular	$47,403	$42,616	11%	$141,743	$131,676	8%
Vascular Access	27,259	26,391	3%	78,113	79,733	(2%)
Oncology/Surgery	11,968	10,449	15%	35,692	33,688	6%
Total Excluding Supply Agreement	86,630	79,456	9%	255,548	245,097	4%
Supply Agreement	1,565	2,115	(26%)	4,842	6,897	(30%)
Total	$88,195	$81,571	8%	$260,390	$251,994	3%
	0	0		0	0
Net Sales by Geography
United States	$69,859	$63,784	10%	$206,491	$196,682	5%
International	16,771	15,672	7%	49,057	48,415	1%
Supply Agreement	1,565	2,115	(26%)	4,842	6,897	(30%)
Total	$88,195	$81,571	8%	$260,390	$251,994	3%

(a)	Sales days for the three months ended Feb 28, 2014 and Feb 28, 2013, were 61 and 60 days respectively.
(b)	Sales days for the nine months ended Feb 28, 2014 and Feb 28, 2013 were both 187 days.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28,	May 31,
	2014	2013
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,382	$21,802
Marketable securities	1,807	2,153
Total cash and investments	9,189	23,955

Receivables, net	57,726	47,791
Inventories, net	59,834	55,062
Deferred income taxes	3,656	6,591
Prepaid income taxes	2,727	438
Prepaid expenses and other	7,000	7,679
Total current assets	140,132	141,516

Property, plant and equipment, net	66,478	62,650
Intangible assets, net	207,970	214,848
Goodwill	359,736	355,458
Deferred income taxes	11,721	11,007
Other non-current assets	6,137	6,105
Total Assets	$792,174	$791,584

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5,000	$7,500
Current portion of contingent consideration	12,146	9,207
Other current liabilities	46,235	46,730
Total current liabilities	63,381	63,437
Long-term debt, net of current portion	133,910	135,000
Contingent consideration, net of current portion	55,841	65,842
Other long-term liabilities	1,353	475
Total Liabilities	254,485	264,754

Stockholders' equity	537,689	526,830
Total Liabilities and Stockholders' Equity	$792,174	$791,584

Shares outstanding	35,416	35,060

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$5,108	$(992)	$4,583	$256
Depreciation and amortization	6,475	6,410	18,760	18,571
Change in fair value of contingent consideration	(4,154)	630	(2,481)	827
Tax effect of exercise of stock options	-	82	(146)	(422)
Deferred income taxes	794	1,244	2,219	3,419
Stock-based compensation	1,599	997	4,022	3,372
Amortization of inventory step-up	75	400	150	3,845
Other	(28)	1,304	(51)	894
Changes in operating assets and liabilities
Receivables	(9,321)	2,454	(9,411)	3,957
Inventories	144	644	(4,225)	(9,468)
Accounts payable and accrued liabilities	(1,059)	(3,273)	2,698	(10,134)
Other	(265)	100	(944)	398
Net cash provided by (used in) operating activities	(632)	10,000	15,174	15,515

Cash flows from investing activities:
Additions to property, plant and equipment	(1,811)	(2,921)	(9,003)	(7,708)
Acquisition of businesses, net of cash acquired	(30)	(10,966)	(4,349)	(25,274)
Other cash flows from investing activities	-	2,500	-	3,301
Purchases, sales and maturities of marketable securities, net	25	-	328	11,855
Net cash provided by (used in) investing activities	(1,816)	(11,387)	(13,024)	(17,826)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	(1,875)	(145,000)	(5,625)
Proceeds from issuance of new debt	-	-	141,410	-
Payment of Contingent Consideration	(5,250)	-	(14,597)	-
Deferred financing costs of long-term debt	-	-	(677)	-
Proceeds from exercise of stock options and ESPP	1,075	620	2,208	1,096
Net cash provided by (used in) financing activities	(5,425)	(1,255)	(16,656)	(4,529)

Effect of exchange rate changes on cash	82	(54)	86	(43)
Increase (Decrease) in cash and cash equivalents	(7,791)	(2,696)	(14,420)	(6,883)

Cash and cash equivalents
Beginning of period	15,173	19,321	21,802	23,508
End of period	$7,382	$16,625	$7,382	$16,625

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